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                                                                    EXHIBIT 11.1


ANCHOR GLASS CONTAINER CORPORATION
STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE)

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

                                                             YEAR ENDED DECEMBER 31             PERIOD FROM
                                                          ---------------------------       FEBRUARY 5, TO 1997
                                                                                                     TO
                                                            1999               1998          DECEMBER 31, 1997
---------------------------------------------------------------------------------------------------------------
Net loss applicable to common stock                      $  (31,161)       $  (22,807)           $  (22,773)
Divided by:

Weighted average shares outstanding, plus                 1,764,892         1,410,531             1,242,344
Weighted average warrants outstanding                     3,486,464         3,044,935             1,958,804
                                                         ----------        ----------            ----------

                                                          5,251,356         4,455,466             3,201,148
                                                         ----------        ----------            ----------

Basic net loss per share                                 $    (5.93)       $    (5.12)           $    (7.11)
                                                         ==========        ==========            ==========
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